Exhibit 5.1

K&L Gates LLP 1 Park Plaza Twelfth Floor Irvine, CA 92614 T +1 949 253 0900 F +1 949 253 0902 klgates.com

October 30, 2015

Peregrine Pharmaceuticals, Inc.

14282 Franklin Avenue

Tustin, California 92780

Ladies and Gentlemen:

We have acted as counsel for Peregrine Pharmaceuticals, Inc., a Delaware corporation (the “Company”), in connection with the offering by the Company of 18,518,518 shares of Common Stock, par value $0.001 per share (the “Shares”), pursuant to the Registration Statement on Form S-3 (No. 333-201245) (the “Registration Statement”), filed with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Securities Act”), by the Company on December 23, 2014 and declared effective by the Commission on January 15, 2015, the related base prospectus dated January 15, 2015 (the “Base Prospectus”) and the prospectus supplement dated April 13, 2015 (together with the Base Prospectus, the “Prospectus”).

You have requested our opinion as to the matters set forth below in connection with the Registration Statement, the Prospectus and the offering of the Shares thereunder. For purposes of rendering such opinion, we have examined the Prospectus, the Registration Statement, the Company’s Certificate of Incorporation, as amended, and Amended and Restated Bylaws, and the corporate action of the Company that provides for the issuance of the Shares, and we have made such other investigation as we have deemed appropriate. We have examined and relied upon certificates of public officials and, as to certain matters of fact that are material to our opinion, we have also relied on a certificate of an officer of the Company. In rendering our opinion, we have made the assumptions that are customary in opinion letters of this kind. We have not verified any of those assumptions.

Our opinion set forth below is limited to the Delaware General Corporation Law, including the applicable provisions of the Delaware Constitution and reported judicial decisions interpreting those laws.

Based upon and subject to the foregoing, it is our opinion that the Shares are duly authorized for issuance by the Company and, when issued and paid for as described in the Prospectus, will be validly issued, fully paid and nonassessable.

We hereby consent to the filing of this opinion as an exhibit to the Company’s Current Report on Form 8-K and to the reference to this firm in the related prospectus supplement under the caption “Legal Matters.” In giving our consent, we do not hereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations thereunder.

Yours truly,

/s/ K&L Gates LLP

K&L Gates LLP